Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida November 22, 2010

DYCOM ANNOUNCES FISCAL 2011 FIRST QUARTER RESULTS

Palm Beach Gardens, Florida, November 22, 2010--Dycom Industries, Inc. (NYSE: DY) announced today its results for the first quarter ended October 30, 2010.  The Company reported:

•	contract revenues of $261.6 million for the quarter ended October 30, 2010, compared to $259.1 million for the quarter ended October 24, 2009, an increase of 1.0%; and

•
net income on a GAAP basis of $6.7 million, or $0.18 per common share diluted, for the quarter ended October 30, 2010, compared to $3.5 million, or $0.09 per common share diluted, for the quarter ended October 24, 2009. On a Non-GAAP basis, net income for the quarter ended October 24, 2009 was $5.8 million, or $0.15 per common share diluted.  Non-GAAP net income for the quarter ended October 24, 2009 excludes a $2.0 million pre-tax charge in cost of earned revenues for the settlement of a wage and hour class action claim and a $1.1 million non-cash charge to income tax expense for a valuation allowance against a deferred tax asset recorded during the first quarter of fiscal 2010.

See the accompanying tables which present a reconciliation of Non-GAAP net income to GAAP net income.

The Company also reported the repurchase of 3,239,900 shares, representing 8.4% of shares outstanding, for $31.0 million in open market transactions during the quarter ended October 30, 2010.

A Tele-Conference call to review the Company’s results will be hosted at 9 a.m. (ET), Tuesday,    November 23, 2010; Call 800-230-1766 (United States) or 612-332-0632 (International) ten minutes before the conference call begins and ask for the “Dycom Results” conference call.  A live webcast of the conference call, along with a slide presentation, will be available at http://www.dycomind.com under the heading “Events.”  If you are unable to attend the conference call at the scheduled time, a replay of the live webcast and the slide presentation will be available at http://www.dycomind.com until Thursday, December 23, 2010.

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

Fiscal 2011 first quarter results are preliminary and are unaudited.  This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections.  Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release.  Such risks and uncertainties include business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs, the availability of financing and the other risks detailed in our filings with the Securities and Exchange Commission.  The Company does not undertake to update forward-looking statements.

---Tables Follow---

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
October 30, 2010 and July 31, 2010
Unaudited

	October 30,	July 31,
	2010	2010
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and equivalents	$79,960	$103,320
Accounts receivable, net	113,070	110,117
Costs and estimated earnings in excess of billings	65,057	66,559
Deferred tax assets, net	14,937	14,944
Income taxes receivable	1,067	3,626
Inventories	15,139	16,058
Other current assets	11,851	8,137
Total current assets	301,081	322,761

Property and equipment, net	134,674	136,028
Goodwill	157,851	157,851
Intangible assets, net	48,059	49,625
Other	12,481	13,291
Total	$654,146	$679,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$24,076	$25,881
Current portion of debt	-	47
Billings in excess of costs and estimated earnings	667	376
Accrued insurance claims	28,499	28,086
Other accrued liabilities	41,507	42,813
Total current liabilities	94,749	97,203

Long-term debt	135,350	135,350
Accrued insurance claims	24,747	24,844
Deferred tax liabilities, net non-current	24,702	24,159
Other liabilities	3,507	3,445

Stockholders' Equity	371,091	394,555
Total	$654,146	$679,556

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months	Three Months
	Ended	Ended
	October 30,	October 24,
	2010	2009
	(Dollars in thousands, except per share amounts)

Contract revenues	$261,584	$259,116

Cost of earned revenues, excluding depreciation and amortization	209,322	209,971
General and administrative expenses (1)	22,825	23,502
Depreciation and amortization	15,616	15,191
Total	247,763	248,664

Interest income	28	35
Interest expense	(3,707)	(3,544)
Other income, net	1,757	1,105
Income before income taxes	11,899	8,048
Provision for income taxes	5,152	4,525
Net income	$6,747	$3,523

Earnings per common share:

Basic earnings per common share	$0.18	$0.09

Diluted earnings per common share	$0.18	$0.09

Shares used in computing income per common share:
Basic	37,465,142	38,990,281

Diluted	37,567,946	39,281,606

(1) Includes stock-based compensation expense of $0.8 million and $1.0 million for the three months ended October 30, 2010 and October 24, 2009, respectively.

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION
Unaudited

	Three Months	Three Months
	Ended	Ended
	October 30,	October 24,
	2010	2009
	(Dollars in thousands, except per share amounts)

Pre-Tax Reconciling Items decreasing net income
Charge for wage and hour class action settlement	$-	$(2,000)
Valuation allowance on deferred tax asset	-	(1,090)
Total Reconciling Items, net of tax	$-	$(3,090)

GAAP net income	$6,747	$3,523
Adjustment for Reconciling Items above, net of tax	-	2,264
Non-GAAP net income	$6,747	$5,787

Earnings per common share:

Basic earnings per common share - GAAP	$0.18	$0.09
Adjustment for Reconciling Items above, net of tax	-	0.06
Basic earnings per common share - Non-GAAP	$0.18	$0.15

Diluted earnings per common share - GAAP	$0.18	$0.09
Adjustment for Reconciling Items above, net of tax	-	0.06
Diluted earnings per common share - Non-GAAP	$0.18	$0.15

Earnings per share amounts may not add due to rounding.

Shares used in computing GAAP and Non-GAAP earnings per common share and adjustment for Reconciling Items above:

Basic	37,465,142	38,990,281

Diluted	37,567,946	39,281,606